Press Release

Micromet, Inc. Reports Third Quarter 2008 Financial Results

BETHESDA, MD, November 6, 2008 -- Micromet, Inc. (Nasdaq: MITI), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced its financial results for the third quarter and nine months ended September 30, 2008.

Micromet achieved a number of important accomplishments during the third quarter of 2008 representing significant progress in the Company’s fundamental development, including the publication of validating clinical trial data of blinatumomab in Science magazine, a significant equity financing transaction, the presentation of clinical data for adecatumumab, and the addition of a Chief Financial Officer to the management team. These developments are summarized below:

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On August 14, Micromet announced the publication of data from a phase 1 clinical trial of its BiTE® antibody blinatumomab (MT103/MEDI-538) in that week's issue of Science magazine (the article is available at www.sciencemag.org). The published data from the phase 1 clinical trial demonstrated tumor regression, and in some cases, complete remission, in non-Hodgkin's lymphoma patients who had relapsed after previous treatments and were considered to have incurable disease.

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On September 2, Micromet announced the appointment of Barclay A. Phillips as Senior Vice President and Chief Financial Officer. Mr. Phillips had served as a member of the Company's board of directors since 2000, and was previously the chair of the nominating & corporate governance committee and a member of the audit committee.

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On September 13, Micromet presented interim data from a phase 1 clinical trial investigating its anti-EpCAM antibody adecatumumab (MT201) in combination with the chemotherapeutic docetaxel at the 2008 meeting of the European Society of Medical Oncology (ESMO) held in Stockholm, Sweden. The data showed the drug to be well tolerated and suggest that adding adecatumumab to standard chemotherapy could be a valuable treatment option for patients with high EpCAM expression.

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On September 30, Micromet announced that it had entered into a definitive agreement to raise $40 million in a private placement of its common stock and warrants. The net proceeds of the private placement in the amount of $37.4 million were received on October 2, 2008. This financing increased the Company’s cash and cash equivalents to approximately $53 million at the beginning of the fourth quarter of 2008.

“The accomplishments of the third quarter illustrate our commitment to a strategy of disciplined execution, focused on fundamentals, with the goal of building Micromet into a leading biotechnology company,” commented Christian Itin, Ph.D., President and Chief Executive Officer of Micromet.

Financial Results:

Quarter Ended September 30, 2008

For the three months ended September 30, 2008, Micromet recognized total revenues of $7.0 million, compared to $5.6 million for the same period in 2007. Total operating expenses were $13.4 million for the three months ended September 30, 2008, compared to $9.2 million for the same period in 2007.

Loss from operations for the three months ended September 30, 2008 was $6.3 million, compared to a loss from operations of $3.6 million for the same period in 2007.

For the three months ended September 30, 2008, Micromet reported a net loss of $12.9 million, or $0.31 per basic and diluted common share, compared to a net loss of $2.3 million, or $0.06 per basic and diluted common share, for the same period in 2007. The net loss for the three months ending September 30, 2008 includes a non-cash charge of $6.8 million reflecting a change in the fair value of warrants issued in connection with a 2007 PIPE financing. The Company recorded a $1.2 million non-cash gain for this item in the third quarter of 2007.

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Nine Months Ended September 30, 2008

For the nine months ended September 30, 2008, Micromet recognized total revenues of $21.4 million, compared to $11.4 million for the same period in 2007. Total operating expenses were $41.0 million for the nine months ended September 30, 2008, compared to $30.6 million for the same period in 2007.

Loss from operations for the nine months ended September 30, 2008 was $19.6 million, similar to the $19.2 million dollar loss from operations over the same period in 2007.

For the nine months ended September 30, 2008, Micromet reported a net loss of $27.4 million, or $0.67 per basic and diluted common share, compared to a net loss of $16.3 million, or $0.47 per basic and diluted common share, for the same period in 2007. The net loss for the nine months ending September 30, 2008 includes a non-cash charge of $8.5 million reflecting a change in the fair value of warrants issued in connection with a 2007 PIPE financing, compared to a $1.7 million non-cash gain for this item in the same period of 2007.

Net cash used in operating activities was $8.7 million for the nine months ended September 30, 2008 compared to $11.1 million used in operating activities for the same period in 2007. Micromet's cash and cash equivalents were $15.9 million as of September 30, 2008. The net proceeds of $37.4 million from the PIPE financing were received on October 2, 2008 and are not included in the Company’s cash balance as of September 30, 2008.

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2008 Outlook:

Micromet will present data at the annual meeting of the American Society for Hematology (ASH) on December 8th and 9th in San Francisco. The Company expects to provide a further update on the currently ongoing phase 1 clinical trial of blinatumomab in patients with non-Hodgkin’s lymphoma, and initial results of the currently ongoing phase 2 clinical trial of blinatumomab in patients with acute lymphoblastic leukemia.

Conference Call and Audio Webcast Today, November 6, 2008, at 9:00 am Eastern Time.

To participate in this conference call, dial 800-299-0148 (U.S.) or 617-801-9711 (international), passcode: 70506651. The audio webcast can be accessed at: www.micromet-inc.com in the investor relations section of the website. A replay of the call will be available from 12:00 pm Eastern Time on November 6, 2008 (6:00 pm Central European Time) through Thursday, November 13, 2008. The replay number is 888-286-8010 (U.S.) or 617-801-6888 (international), passcode: 99269687.

About Micromet, Inc.

Micromet, Inc. (www.micromet-inc.com) is a biopharmaceutical company with offices in Bethesda, MD and Munich, Germany. The Company is focused on developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. The Company’s novel antibody technology is based on its proprietary BiTE antibody platform, representing a new class of antibodies that specifically activate T cells from the patient's own immune system to eliminate cancer cells or other disease related cells. Four of the Company’s antibodies are currently in clinical trials, with the remainder of its product pipeline in preclinical development. The Company’s lead program is a BiTE® antibody known as blinatumomab, or MT103. It is in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia and a phase 1 clinical trial for the treatment of patients with non-Hodgkin's lymphoma. Micromet is developing blinatumomab in collaboration with MedImmune, Inc., a subsidiary of AstraZeneca plc. Micromet’s second BiTE antibody in clinical development is MT110, which targets the epithelial cell adhesion molecule (EpCAM). The Company owns all rights MT 110, which is currently in a phase 1 clinical trial for the treatment of patients with solid tumors. The Company’s third clinical stage antibody is adecatumumab, also known as MT201, a traditional human monoclonal antibody that targets EpCAM-expressing solid tumors. Micromet is developing adecatumumab in collaboration with Merck Serono in a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. Micromet licensed a fourth clinical stage antibody, MT 293, to TRACON Pharmaceuticals, Inc. MT 293 is being developed in a phase 1 clinical trial for the treatment of patients with cancer. The Company’s preclinical programs include MT 203 being developed in collaboration with Nycomed. MT 203 is a traditional human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis. Additional BiTE antibodies, targeting CEA, CD33, Her2, EGFR and MCSP, respectively, are in different stages of preclinical development.

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Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the efficacy, safety and intended utilization of our product candidates, the development of our BiTE antibody technology, the conduct, timing and results of future clinical trials, expectations of the future expansion of our product pipeline and collaborations, and our plans regarding future presentations of clinical data. You are urged to consider statements that include the words “ongoing,” “may,” “will,” “believes,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “suggests,” “could,” or “consider” or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials; the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial; the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data; the risk that we or our collaborators will not obtain approval to market our product candidates; the risks associated with reliance on outside financing to meet capital requirements; and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These and other risk factors are more fully discussed under “Risk Factors” in Micromet's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008, as well as other filings by Micromet with the SEC.

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Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,936	$27,066
Accounts receivable	1,939	4,689
Prepaid expenses and other current assets	1,670	2,579
Total current assets	19,545	34,334
Property and equipment, net	3,704	4,390
Goodwill	6,462	6,462
Patents, net	5,918	7,680
Other long-term assets	264	196
Restricted cash	3,169	3,190
Total assets	$39,062	$56,252

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,085	$2,334
Accrued expenses	5,748	4,765
Common stock warrants liability	12,733	5,219
Other liabilities	433	520
Current portion of long-term debt obligations	-	2,401
Current portion of deferred revenue	5,026	3,360
Total current liabilities	25,025	18,599
Deferred revenue, net of current portion	7,842	8,366
Other non-current liabilities	2,094	2,055
Long-term debt obligations, net of current portion	2,211	2,254
Commitments	-	-
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.00004 par value; 150,000 shares authorized; 41,274 and 40,778 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	2	2
Additional paid-in capital	188,571	184,014
Accumulated other comprehensive income	5,634	5,895
Accumulated deficit	(192,317)	(164,933)
Total stockholders´ equity	1,890	24,978
Total liabilities and stockholders’ equity	$39,062	$56,252

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Collaboration agreements	$7,009	$5,522	$20,658	$10,615
License fees and other	29	41	756	784
Total revenues	7,038	5,563	21,414	11,399
Operating expenses:
Research and development	9,943	6,296	30,655	19,720
General and administrative	3,429	2,908	10,346	10,840
Total operating expenses	13,372	9,204	41,001	30,560
Loss from operations	(6,334)	(3,641)	(19,587)	(19,161)
Other income (expense):
Interest expense	(45)	(146)	(189)	(580)
Interest income	183	365	649	590
Change in fair value of warrants	(6,794)	1,187	(8,503)	1,709
Other income (expense)	99	(33)	246	1,115
Net loss	$(12,891)	$(2,268)	$(27,384)	$(16,327)
Basic and diluted net loss per common share	$(0.31)	$(0.06)	$(0.67)	$(0.47)
Weighted average shares used to compute basic and diluted net loss per share	41,041	40,727	40,883	34,880

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Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

US Investors:	European Investors:
Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
susan@sanoonan.com	ines@akampion.com